EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-72254, No. 333-67438, and No. 333-68521 on Form S-8 of our report dated
April 4, 2005 relating to the financial statements of Seven Worldwide Holdings, Inc. (the "Company") (formerly known as KAGT Holdings Inc.), which report expresses an unqualified opinion with an explanatory paragraph relating to the Company's acquisition by Schawk, Inc., appearing in this Current Report on Form 8-K/A of Schawk, Inc. as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the periods October 10, 2003 through December 31, 2003, and June 2, 2003 through October 9, 2003.

/s/ DELOITTE & TOUCHE LLP

April 18, 2005
New York, New York